UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported):  February 29, 2012

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York  12110
(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On February 29, 2012, Plug Power Inc. (the “Company”) completed the formation of Hypulsion S.A.S. (the “JV”), a joint venture with Axane, S.A. to develop and sell hydrogen fuel cell systems for the European material handling market.  As previously disclosed, on January 24, 2012, the Company and Axane entered into a Master and Shareholders’ Agreement (the “Master Agreement”) providing for the terms of the JV.  As part of the formation of the JV, the Company and the JV entered into a License Agreement (the “License Agreement”) dated as of February 29, 2012.

Under the License Agreement, the Company grants to the JV a royalty-free license to certain intellectual property in the field of integrated hydrogen fuel cell systems for the material handling market (the “License”).  The License is exclusive as to the territories of Albania, Austria, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Liechtenstein, Luxemburg, Republic of Macedonia, Malta, Montenegro, the Netherlands, Norway, Poland, Portugal, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland and the United Kingdom (the “Territory”).  If the Company sells its entire equity interest in the JV, the License becomes non-exclusive one year after such sale.  Further, the License becomes non-exclusive, and the Company may terminate the License, upon any bankruptcy or dissolution of the JV.  Under the License Agreement, the Company receives a royalty-free license back to certain intellectual property of the JV in the field of integrated hydrogen fuel cell systems for the material handling market outside of the Territory.

The initial term of the License expires on June 30, 2013.  The term automatically extends to February 28, 2014 upon Axane’s payment of its contribution to the JV in 2013 pursuant to the Master Agreement.  Upon Axane’s contribution to the JV in 2014 as required by the Master Agreement, the term of the License will extend until the expiration of the last item of licensed intellectual property or ninety-nine years, whichever is longer.  The License terminates in the event that Axane fails to make any required contribution to the JV under the Master Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.
Date: March 6, 2012	By: /s/ Andrew Marsh
Andrew Marsh Chief Executive Officer.